UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                             SCHEDULE 13G

              Under the Securities Exchange Act of 1934
                          (Amendment No. 6)*

                    Duty Free International, Inc.
------------------------------------------------------------------------
                           (Name of Issuer)

                             Common Stock
------------------------------------------------------------------------
                    (Title of Class of Securities)

                              267084101
                      -----------------------------
                            (CUSIP Number)



Check the following box if a fee is being paid with the statement [   ].
(A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                             SCHEDULE 13G

CUSIP No.  267084101                      Page  2    of    16    Pages
           -----------------------             -----     -----
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       John A. Couri
------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)[   ]
                                                              (b)[   ]
------------------------------------------------------------------------
3      SEC USE ONLY

------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
------------------------------------------------------------------------
              5  SOLE VOTING POWER
                       913,507 shares of Common Stock (includes
                            options exercisable for 106,666 shares of
                            Common Stock)
   NUMBER OF      ------------------------------------------------------
    SHARES
BENEFICIALLY  6       SHARED VOTING POWER
   OWNED BY           476,598 shares of Common Stock
     EACH     ------------------------------------------------------
  REPORTING   7       SOLE DISPOSITIVE POWER
    PERSON            913,507 shares of Common Stock (includes
      WITH                  options exercisable for 106,666 shares of
                            Common Stock)
              ------------------------------------------------------
              8       SHARED DISPOSITIVE POWER
                      476,598 shares of Common Stock
------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       1,390,105 shares of Common Stock (includes options exercisable for 106,666 shares of Common Stock)
------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES *                                                      [  ]
------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              5.0%
------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
       IN
------------------------------------------------------------------------
                *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             SCHEDULE 13G

CUSIP No.  267084101                      Page  3    of    16    Pages
           -----------------------             -----     -----
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Alfred Carfora
------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)[   ]
                                                              (b)[   ]
------------------------------------------------------------------------
3      SEC USE ONLY

------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
------------------------------------------------------------------------
              5  SOLE VOTING POWER
                       274,227 shares of Common Stock (includes
                            options exercisable for 98,332 shares of
                            Common Stock)
   NUMBER OF      ------------------------------------------------------
    SHARES
BENEFICIALLY  6       SHARED VOTING POWER
   OWNED BY           0 shares of Common Stock
     EACH     ------------------------------------------------------
  REPORTING   7       SOLE DISPOSITIVE POWER
    PERSON            274,227 shares of Common Stock (includes
      WITH                  options exercisable for 98,332 shares of
                            Common Stock)
              ------------------------------------------------------
              8       SHARED DISPOSITIVE POWER
                      274,227 shares of Common Stock (includes options
                      exercisable for 98,332 shares of common Stock)
------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       274,227 shares of Common Stock (includes options exercisable for 98,332 shares of Common Stock)
------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES *                                                      [  ]
------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              1.0%
------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
       IN
------------------------------------------------------------------------
                *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             SCHEDULE 13G

CUSIP No.  267084101                      Page  4    of    16    Pages
           -----------------------             -----     -----
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Carl Reimerdes
------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)[   ]
                                                              (b)[   ]
------------------------------------------------------------------------
3      SEC USE ONLY

------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
------------------------------------------------------------------------
              5  SOLE VOTING POWER
                       1,650,530 shares of Common Stock (includes
                            options exercisable for 98,332 shares of
                            Common Stock)
   NUMBER OF      ------------------------------------------------------
    SHARES
BENEFICIALLY  6       SHARED VOTING POWER
   OWNED BY           112,233 shares of Common Stock
     EACH     ------------------------------------------------------
  REPORTING   7       SOLE DISPOSITIVE POWER
    PERSON            1,650,530 shares of Common Stock (includes
      WITH                  options exercisable for 98,332 shares of
                            Common Stock)
              ------------------------------------------------------
              8       SHARED DISPOSITIVE POWER
                      112,233 shares of Common Stock
------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       1,762,763 shares of Common Stock (includes options exercisable for 98,332 shares of Common Stock)
------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES *                                                      [  ]
------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              6.4%
------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
       IN
------------------------------------------------------------------------
                *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             SCHEDULE 13G

CUSIP No.  267084101                      Page  5    of    16    Pages
           -----------------------             -----     -----
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Elaine Couri
------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)[   ]
                                                              (b)[   ]
------------------------------------------------------------------------
3      SEC USE ONLY

------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
------------------------------------------------------------------------
              5  SOLE VOTING POWER
                       0 shares of Common Stock
   NUMBER OF      ------------------------------------------------------
    SHARES
BENEFICIALLY  6       SHARED VOTING POWER
   OWNED BY           434,485 shares of Common Stock
     EACH     ------------------------------------------------------
  REPORTING   7       SOLE DISPOSITIVE POWER
    PERSON            0 shares of Common Stock
      WITH    ------------------------------------------------------
              8       SHARED DISPOSITIVE POWER
                      434,485 shares of Common Stock
------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       434,485 shares of Common Stock
------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES *                                                      [  ]
------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              1.5%
------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
       IN
------------------------------------------------------------------------
                *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             SCHEDULE 13G

CUSIP No.  267084101                      Page  6    of    16    Pages
           -----------------------             -----     -----
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Patricia A. Reimerdes
------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)[   ]
                                                              (b)[   ]
------------------------------------------------------------------------
3      SEC USE ONLY

------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
------------------------------------------------------------------------
              5  SOLE VOTING POWER
                       0 shares of Common Stock
   NUMBER OF      ------------------------------------------------------
    SHARES
BENEFICIALLY  6       SHARED VOTING POWER
   OWNED BY           42,713 shares of Common Stock
     EACH     ------------------------------------------------------
  REPORTING   7       SOLE DISPOSITIVE POWER
    PERSON            0 shares of Common Stock
      WITH    ------------------------------------------------------
              8       SHARED DISPOSITIVE POWER
                      42,713 shares of Common Stock
------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       42,713 shares of Common Stock
------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES *                                                      [  ]
------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              0.1%
------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
       IN
------------------------------------------------------------------------
                *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             SCHEDULE 13G

CUSIP No.  267084101                      Page  7    of    16    Pages
           -----------------------             -----     -----
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       John A. and Elaine Couri, as Trustees of the Christopher J. Couri Irrevocable Trust
------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)[   ]
                                                              (b)[   ]
------------------------------------------------------------------------
3      SEC USE ONLY

------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
------------------------------------------------------------------------
              5  SOLE VOTING POWER
                       32,485 shares of Common Stock
   NUMBER OF      ------------------------------------------------------
    SHARES
BENEFICIALLY  6       SHARED VOTING POWER
   OWNED BY           0 shares of Common Stock
     EACH     ------------------------------------------------------
  REPORTING   7       SOLE DISPOSITIVE POWER
    PERSON            32,485 shares of Common Stock
      WITH    ------------------------------------------------------
              8       SHARED DISPOSITIVE POWER
                      0 shares of Common Stock
------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       32,485 shares of Common Stock
------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES *                                                      [  ]
------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              0.1%
------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
       IN-00
------------------------------------------------------------------------
                *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             SCHEDULE 13G

CUSIP No.  267084101                      Page  8    of    16    Pages
           -----------------------             -----     -----
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       John A. and Elaine Couri, as Trustees of The Couri Charitable Remainder Trust
------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)[   ]
                                                              (b)[   ]
------------------------------------------------------------------------
3      SEC USE ONLY

------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
------------------------------------------------------------------------
              5  SOLE VOTING POWER
                       284,000 shares of Common Stock
   NUMBER OF      ------------------------------------------------------
    SHARES
BENEFICIALLY  6       SHARED VOTING POWER
   OWNED BY           0 shares of Common Stock
     EACH     ------------------------------------------------------
  REPORTING   7       SOLE DISPOSITIVE POWER
    PERSON            0 shares of Common Stock
      WITH    ------------------------------------------------------
              8       SHARED DISPOSITIVE POWER
                      284,000 shares of Common Stock
------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       284,000 shares of Common Stock
------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES *                                                      [  ]
------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              1.0%
------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
       IN-00
------------------------------------------------------------------------
                *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             SCHEDULE 13G

CUSIP No.  267084101                      Page  9    of    16    Pages
           -----------------------             -----     -----
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       John Tilson, as Trustee f/b/o Shawn Reimerdes
------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)[   ]
                                                              (b)[   ]
------------------------------------------------------------------------
3      SEC USE ONLY

------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
------------------------------------------------------------------------
              5  SOLE VOTING POWER
                       0 shares of Common Stock
   NUMBER OF      ------------------------------------------------------
    SHARES
BENEFICIALLY  6       SHARED VOTING POWER
   OWNED BY           34,760 shares of Common Stock
     EACH     ------------------------------------------------------
  REPORTING   7       SOLE DISPOSITIVE POWER
    PERSON            0 shares of Common Stock
      WITH    ------------------------------------------------------
              8       SHARED DISPOSITIVE POWER
                      34,760 shares of Common Stock
------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       34,760 shares of Common Stock
------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES *                                                      [  ]
------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              0.1%
------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
       IN-00
------------------------------------------------------------------------
                *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             SCHEDULE 13G

CUSIP No.  267084101                     Page  10    of    16    Pages
           -----------------------             -----     -----
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       John Tilson, as Trustee f/b/o Erika Reimerdes
------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)[   ]
                                                              (b)[   ]
------------------------------------------------------------------------
3      SEC USE ONLY

------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
------------------------------------------------------------------------
              5  SOLE VOTING POWER
                       0 shares of Common Stock
   NUMBER OF      ------------------------------------------------------
    SHARES
BENEFICIALLY  6       SHARED VOTING POWER
   OWNED BY           34,760 shares of Common Stock
     EACH     ------------------------------------------------------
  REPORTING   7       SOLE DISPOSITIVE POWER
    PERSON            0 shares of Common Stock
      WITH    ------------------------------------------------------
              8       SHARED DISPOSITIVE POWER
                      34,760 shares of Common Stock
------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       34,760 shares of Common Stock
------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES *                                                      [  ]
------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              0.1%
------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
       IN-00
------------------------------------------------------------------------
                *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             SCHEDULE 13G

CUSIP No.  267084101                     Page  11    of    16    Pages
           -----------------------            -----     -----
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       John Tilson
------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)[   ]
                                                              (b)[   ]
------------------------------------------------------------------------
3      SEC USE ONLY

------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
------------------------------------------------------------------------
              5  SOLE VOTING POWER
                       0 shares of Common Stock
   NUMBER OF      ------------------------------------------------------
    SHARES
BENEFICIALLY  6       SHARED VOTING POWER
   OWNED BY           0 shares of Common Stock
     EACH     ------------------------------------------------------
  REPORTING   7       SOLE DISPOSITIVE POWER
    PERSON            0 shares of Common Stock
      WITH    ------------------------------------------------------
              8       SHARED DISPOSITIVE POWER
                      0 shares of Common Stock
------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       0 shares of Common Stock
------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES *                                                      [  ]
------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
       IN
------------------------------------------------------------------------
                *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             SCHEDULE 13G

CUSIP No.  267084101                     Page  12    of    16    Pages
           -----------------------            -----     -----
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       John A. Couri, as Voting Trustee of the Jeffrey A. Bernstein Voting
       Trust*
------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)[   ]
                                                              (b)[   ]
------------------------------------------------------------------------
3      SEC USE ONLY

------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
------------------------------------------------------------------------
              5  SOLE VOTING POWER
                       0 shares of Common Stock
   NUMBER OF      ------------------------------------------------------
    SHARES
BENEFICIALLY  6       SHARED VOTING POWER
   OWNED BY           0 shares of Common Stock
     EACH     ------------------------------------------------------
  REPORTING   7       SOLE DISPOSITIVE POWER
    PERSON            0 shares of Common Stock
      WITH    ------------------------------------------------------
              8       SHARED DISPOSITIVE POWER
                      0 shares of Common Stock
------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       0 shares of Common Stock
------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES *                                                      [  ]
------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
       IN-00
------------------------------------------------------------------------
                *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                         Page  13    of    16    Pages
                                              -----     -----
Item 1.
-------
       (a)  Name of Issuer: Duty Free International, Inc.

       (b) Address of Issuer's Principal Executive Offices: 63 Copps Hill Road, Ridgefield, Connecticut 06877

Item 2.
-------
       (a) Names of Persons Filing: John A. Couri, Elaine Couri, Carl Reimerdes, Patricia A. Reimerdes, Alfred Carfora, John A. Couri, as Voting Trustee of the Jeffrey A. Bernstein Voting Trust, John A. Couri and Elaine Couri, as Trustees of the Christopher J. Couri Irrevocable Trust, John A. Couri and Elaine Couri, as Trustees of The Couri Charitable Remainder Trust, John Tilson, as Trustee f/b/o Shawn Reimerdes, John Tilson, as Trustee f/b/o Erika Reimerdes, John Tilson.

       (b)  Address of Principal Business Office or, if none, Residence:
For all filing persons except for Carl Reimerdes and Patricia A.
Reimerdes: 63 Copps Hill Road, Ridgefield, Connecticut 06877.

            For Carl Reimerdes and Patricia A. Reimerdes: c/o Fenton Hill Limited, JFK International Airport, British Airways Terminal, Building 59, Jamaica, New York 11430.

       (c)  Citizenship: United States

       (d)  Title of Class of Securities: Common Stock

       (e)  CUSIP Number: 267084101

Item 3.     Indicate status of filing person: N/A
------
Item 4.     Ownership
------
       The following sets forth the percent of the class owned, as of December 31, 1994 and provides the following information as of that date and identifies those shares which there is a right to acquire.

            The information set forth in Items 5 through 9 on pages 2 through 12 of this Schedule is incorporated herein by reference.

Item 5.     Ownership of Five Percent or Less of a Class.
------
       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following X.

       At December 31, 1995, Elaine Couri, Patricia A. Reimerdes, Alfred Carfora, John A. Couri, as Voting Trustee of the Jeffrey A. Bernstein Voting Trust, John A. Couri and Elaine Couri, as Trustees of the Christopher J. Couri Irrevocable Trust, John A. Couri and Elaine Couri, as Trustees of The Couri Charitable Remainder Trust, John Tilson, as Trustee f/b/o Shawn Reimerdes, John Tilson, as Trustee f/b/o Erika Reimerdes and John Tilson were no longer the beneficial owner of more than five percent of the class of securities being reported hereon.

                                         Page  14    of    16    Pages
                                              -----     -----

Item 6.     Ownership of More than Five Percent on Behalf of Another
------      Person.
                                 N/A

Item 7. Identification and Classification of the Subsidiary Which ------ Acquired the Security Being Reported on By the Parent
            Holding Company
                                 N/A

Item 8.     Identification and Classification of Members of the Group
------
            At December 31, 1995, the group of which each of the filing persons may have been deemed to be a member had been dissolved.



Item 9.     Notice of Dissolution of Group
------
            At December 31, 1995, the group of which each of the filing persons may have been deemed to be a member had been dissolved.


Item 10.    Certification
-------
            This statement is not filed pursuant to Rule 13d-1(b); therefore, the certification is not applicable.

                                         Page  15    of    16    Pages
                                               -----     -----


                              SIGNATURE


                        Joint Filing Agreement


            By signing below, the parties hereto hereby agree and consent, pursuant to Rule 13d-1(f)(1), to the filing of this Schedule 13G (including any amendment) on behalf of each such party.


                              SIGNATURES

            After reasonable inquiry and to the best of the knowledge and belief of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete, and correct.


January 30, 1996


          *
--------------------------
Elaine Couri

/s/ John A. Couri
--------------------------
John A. Couri


          *
--------------------------
Patricia A. Reimerdes


          *
-------------------------
Carl Reimerdes


          *
------------------------
Alfred Carfora


/s/ John A. Couri
------------------------
John A. Couri, as Trustee
of the Christopher J. Couri
Irrevocable Trust

                                                 Page  16    of    16    Pages
                                                       -----     -----


          *
--------------------------
Elaine Couri, as Trustee of the Christopher J. Couri
Irrevocable Trust


/s/ John A. Couri
--------------------------
John A. Couri, as Trustee
of The Couri Charitable Remainder Trust


          *
--------------------------
Elaine Couri, as Trustee of
The Couri Charitable Remainder Trust


/s/ John A. Couri
--------------------------
John A. Couri, as Voting Trustee of the
Jeffrey A. Bernstein Voting Trust


          *
---------------------------

John Tilson, as Trustee f/b/o Shawn Reimerdes


          *
---------------------------
John Tilson, as Trustee f/b/o Erika Reimerdes



          *
---------------------------
John Tilson

                         *By:  /s/ John A. Couri
                              ----------------------
                              John A. Couri,
                              As attorney-in-fact
                              pursuant to a Power of Attorney
                              included in Schedule 13G filed
                              with the Securities and Exchange
                              Commission on September 18, 1992